Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES THIRD QUARTER 2022 RESULTS

BRENTWOOD, Tenn., November 8, 2022 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the third quarter ended September 30, 2022.

•Revenue increased 11.0% from the prior year period to $620.6 million with same-facility revenues increasing 5.1%

•Net loss attributable to common stockholders was $25.0 million, with Adjusted EBITDA of $96.2 million; nearly 26% greater than the prior year period

•Adjusted EBITDA margins increased sequentially and from the prior year period to 15.5% in the quarter

•Reaffirms projected 2022 Adjusted EBITDA of $375 million to $385 million and anticipates revenue in the range of $2.5 billion to $2.55 billion

Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners commented, “We are proud to report double-digit growth in Adjusted EBTIDA and revenue, both within our guided expectations despite the revenue impact of Hurricane Ian on our Florida operations. We achieved these results by continuing to focus on exceptional clinical quality and value, operational execution and the strategic impact of physician recruiting and acquisitions. Our top-line revenue growth of 11% was a combination of same-facility surgical case growth and contributions from our recent acquisitions. Together with a relentless focus on cost controls, this top-line growth enabled us to report Adjusted EBITDA margins of 15.5% in the third quarter of 2022, 150 basis points better than the second quarter of 2022 and 180 basis points better than the prior year quarter.”
Eric Evans, Chief Executive Officer noted, “Management’s proactive and disciplined approach to cost management allowed us to respond to the challenges presented by Hurricane Ian and atypical summer vacations. Despite these disruptions, we were able to deliver double digit top and bottom-line growth with higher margins, while maintaining our consistent high quality clinical focus on our patients. In the quarter, we welcomed over 150 new physicians to our facilities, added two new ASCs and, late in the quarter, welcomed Kansas Spine and Specialty Hospital to our platform. Through October, we have deployed over $240 million on accretive acquisitions, adding twelve new facilities at an average sub eight times earnings multiple. Combined with the acquisition of seven de novo facilities, all of our key growth levers are working together to deliver these strong results and give us confidence in our continued future growth.”
Dave Doherty, Chief Financial Officer commented, “Delivering on our commitments is one of our core values. Recognizing the challenges of the macro-economic environment, our team’s focus on the fundamentals of our business and execution on our key growth levers continue to give us confidence in our earnings and revenue guidance for 2022 and continued double-digit growth beyond. Our liquidity position remains strong, as we are fully hedged against today’s rising interest rate environment. In the quarter, our revolving credit facility capacity was increased by an additional $140 million and now stands at $350 million undrawn as of the end of the third quarter. As a result of this expanded capacity, our total liquidity at the end of the quarter was almost $500 million. When combined with future free cash flow generation and the proceeds from ongoing portfolio management activities, we are well-positioned to continue to take advantage of the favorable organic trends, demographics and a fragmented marketplace that provides ample opportunity for future consolidation.”

Third Quarter 2022 Results
Revenue for the third quarter of 2022 increased 11.0% to $620.6 million from $559.2 million for the third quarter of 2021. Same-facility revenues for the third quarter of 2022 increased 5.1% from the same period last year, with an increase in revenue per case of 1.8% and an increase in same-facility cases of 3.3%. For the third quarter of 2022, the Company’s net loss attributable to common stockholders and Adjusted EBITDA was $25.0 million and $96.2 million, respectively, compared to $22.9 million and $76.4 million, respectively, for the same period last year. For the third quarter of 2022, Adjusted EBITDA benefited from recognition of $0.3 million of CARES Act grants with no such grant recognition for the 2021 period. Excluding CARES Act grants in the third quarter of 2022 and 2021, Adjusted EBITDA would have been $95.9 million and $76.4 million, respectively.
Year to Date 2022 Results
Revenue year-to-date 2022 increased 13.5% to $1,832.2 million from $1,614.9 million for the 2021 period. Days adjusted same-facility revenues for year-to-date 2022 increased 6.6% from the same period last year, with an increase in revenue per case of 2.7% and an increase in same-facility cases of 3.8%. For year-to-date 2022, the Company’s net loss attributable to common stockholders and Adjusted EBITDA was $31.2 million and $259.4 million, respectively, compared to $81.1 million and $225.2 million for the same period last year. Year-to-date 2022 and 2021, Adjusted EBITDA benefited from recognition of $1.4 million and $13.7 million of CARES Act grants, respectively. Excluding CARES Act grants for year-to-date 2022 and 2021, Adjusted EBITDA would have been $258.0 million and $211.5 million, respectively.
Liquidity
Surgery Partners had cash and cash equivalents of $154.8 million, and $342.0 million of borrowing capacity under its revolving credit facility, at September 30, 2022. Cash flows from operating activities was $29.7 million in the third quarter of 2022, compared to $14.9 million in the prior year quarter. Net operating cash outflows, defined as operating cash flows less distributions to non-controlling interests, was $5.6 million for the third quarter of 2022.
Year-to-date, operating cash flows were $151.6 million compared to $67.4 million in the prior year period. The increase was primarily driven by the receipt of stockholder litigation proceeds of $32.8 million in the 2022 period and a DOJ settlement payment of $32.2 million, including interest, made during the 2021 period.
The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was approximately 6.0x at the end of the third quarter of 2022.
2022 Outlook
The Company reaffirms projected 2022 Adjusted EBITDA of $375 million to $385 million and anticipates revenue in the range of $2.5 billion to $2.55 billion.

Conference Call Information
Surgery Partners will hold a conference call today, November 8, 2022, at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available three hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13732757. The replay will be available until November 22, 2022.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.
About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high-quality, cost-effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 32 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.

Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” “may,” “could,” and similar expressions. All forward looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, (i) the continuing effects of the ongoing COVID-19 pandemic in the United States and specifically in the regions in which we operate, the impact to the state and local economies of restrictive orders, vaccine and other mandates and the pandemic generally, our ability to respond quickly to challenging economic conditions, including recent inflationary pressures, the unpredictability of our case volume in the current environment, our ability to preserve or raise sufficient funds to continue operations throughout this period of uncertainty, the impact of our cost-cutting measures on our future performance, our ability to cause distributions from our subsidiaries, the responsiveness of our payors, including Medicaid and Medicare, to the challenging operating conditions, including their willingness and ability to continue paying in a timely manner and to advance payments in a timely manner, if at all, (ii) our ability to execute on our operational and strategic initiatives, (iii) the timing and impact of our portfolio optimization efforts, (iv) our ability to continue to improve same-facility volume and revenue growth on the timeline anticipated, if at all, (v) our ability to successfully integrate acquisitions, (vi) the anticipated impact and timing of our ongoing efficiency efforts, as well as our ongoing procurement and revenue cycle efforts, (vii) potential reductions to payments we receive from third-party payors, including government health care programs and private insurance organizations, (viii) the impact of adverse weather conditions and other events outside of our control, and (ix) the other risks identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net loss attributable to common stockholders, Adjusted net loss per share attributable to common stockholders, Adjusted EBITDA and Adjusted EBITDA excluding grant funds, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Revenues	$620.6	$559.2	$1,832.2	$1,614.9
Operating expenses:
Salaries and benefits	185.5	162.3	546.3	468.7
Supplies	173.2	160.1	518.3	464.9
Professional and medical fees	68.1	56.8	198.4	169.7
Lease expense	21.6	23.4	61.8	68.8
Other operating expenses	41.0	34.1	116.8	98.5
Cost of revenues	489.4	436.7	1,441.6	1,270.6
General and administrative expenses	17.9	25.5	73.5	76.8
Depreciation and amortization	29.8	25.2	85.2	76.1
Transaction and integration costs	12.5	10.2	27.8	24.7
Grant funds	(0.5)	—	(1.8)	(20.0)
Loss on disposals and deconsolidations, net	2.2	1.9	3.2	2.0
Equity in earnings of unconsolidated affiliates	(2.4)	(2.9)	(8.1)	(8.5)
Litigation settlement	—	—	(32.8)	—
(Gain) loss on debt extinguishment	—	(0.5)	—	9.1
Other income, net	(2.4)	(0.5)	(7.4)	(3.3)
	546.5	495.6	1,581.2	1,427.5
Operating income	74.1	63.6	251.0	187.4
Interest expense, net	(60.7)	(54.2)	(173.9)	(160.9)
Income before income taxes	13.4	9.4	77.1	26.5
Income tax (expense) benefit	(7.8)	(1.2)	(13.4)	1.3
Net income	5.6	8.2	63.7	27.8
Less: Net income attributable to non-controlling interests	(30.6)	(31.1)	(94.9)	(98.6)
Net loss attributable to Surgery Partners, Inc.	(25.0)	(22.9)	(31.2)	(70.8)
Less: Amounts attributable to participating securities	—	—	—	(10.3)
Net loss attributable to common stockholders	$(25.0)	$(22.9)	$(31.2)	$(81.1)

Net loss per share attributable to common stockholders
Basic	$(0.28)	$(0.28)	$(0.35)	$(1.19)
Diluted (1)	$(0.28)	$(0.28)	$(0.35)	$(1.19)
Weighted average common shares outstanding
Basic	88,907	80,726	88,604	68,350
Diluted (1)	88,907	80,726	88,604	68,350

(1) The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)

	September 30, 2022	December 31, 2021
Balance Sheet Data:
Cash and cash equivalents	$154.8	$389.9
Total current assets	738.3	946.1
Total assets	6,536.5	6,117.6

Current maturities of long-term debt	116.9	60.4
Total current liabilities	624.3	536.8
Long-term debt, less current maturities	3,102.6	2,878.4
Total liabilities	4,092.3	3,817.8

Non-controlling interests—redeemable	338.8	330.2

Total Surgery Partners, Inc. stockholders' equity	1,172.9	1,089.0
Non-controlling interests—non-redeemable	932.5	880.6
Total stockholders' equity	2,105.4	1,969.6

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$29.7	$14.9	$151.6	$67.4
Investing activities	(54.3)	(101.0)	(235.7)	(141.7)
Purchases of property and equipment	(17.3)	(15.5)	(57.9)	(43.5)
Payments for acquisitions, net of cash acquired	(7.7)	(85.8)	(82.6)	(101.0)
Financing activities	(48.0)	(48.3)	(151.0)	86.5
Distributions to non-controlling interests	(35.3)	(34.1)	(110.5)	(97.5)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Other Data:
Number of surgical facilities as of the end of period	145	127	145	127
Number of consolidated surgical facilities as of the end of period	117	110	117	110

Cases	147,289	139,443	438,588	404,297
Revenue per case	$4,213	$4,010	$4,177	$3,994
Adjusted EBITDA (1)	$96.2	$76.4	$259.4	$225.2
Adjusted EBITDA excluding grant funds (1)	$95.9	$76.4	$258.0	$211.5
Adjusted EBITDA margin (2)	15.5%	13.7%	14.2%	13.9%
Adjusted EBITDA excluding grant funds margin (3)	15.5%	13.7%	14.1%	13.1%
Adjusted net loss per share attributable to common stockholders - Basic (1)	$(0.02)	$(0.05)	$(0.15)	$(0.30)
Adjusted net loss per share attributable to common stockholders - Diluted (1)	$(0.02)	$(0.05)	$(0.15)	$(0.30)
(1) A reconciliation of these non-GAAP financial measures appears below.
(2) Defined as Adjusted EBITDA as a % of Revenues.
(3) Defined as Adjusted EBITDA excluding grant funds as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Same-facility Information (1):
Cases	153,723	148,823	454,562	435,689
Case growth	3.3%	N/A	4.3%	N/A
Revenue per case	$3,875	$3,808	$3,882	$3,780
Revenue per case growth	1.8%	N/A	2.7%	N/A
Number of work days in the period	64	64	192	191
Case growth (days adjusted)	3.3%	N/A	3.8%	N/A
Revenue growth (days adjusted)	5.1%	N/A	6.6%	N/A
(1) Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Segment Revenues:
Surgical facility services	$603.9	$542.1	$1,780.6	$1,563.7
Ancillary services	16.7	17.1	51.6	51.2
Total revenues	$620.6	$559.2	$1,832.2	$1,614.9

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Adjusted EBITDA:
Surgical facility services	$110.2	$96.9	$319.9	$287.5
Ancillary services	(1.5)	—	(2.2)	(1.0)
All other	(12.5)	(20.5)	(58.3)	(61.3)
Total Adjusted EBITDA	$96.2	$76.4	$259.4	$225.2

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)
The following table reconciles Adjusted EBITDA to income before income taxes in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021

Income before income taxes	$13.4	$9.4	$77.1	$26.5

Net income attributable to non-controlling interests	(30.6)	(31.1)	(94.9)	(98.6)
Depreciation and amortization	29.8	25.2	85.2	76.1
Interest expense, net	60.7	54.2	173.9	160.9
Equity-based compensation expense	5.0	4.1	13.0	13.4
Transaction, integration and acquisition costs (1)	13.1	10.2	28.4	31.0
Loss on disposals and deconsolidations, net	2.2	1.9	3.2	2.0
Litigation settlement and other litigation costs (2)	1.5	2.5	(27.6)	4.3
(Gain) loss on debt extinguishment	—	(0.5)	—	9.1
Hurricane-related impacts (3)	1.1	0.5	1.1	0.5
Adjusted EBITDA (4)	$96.2	$76.4	$259.4	$225.2
Less: Impact of grant funds (5)	(0.3)	—	(1.4)	(13.7)
Adjusted EBITDA excluding grant funds	$95.9	$76.4	$258.0	$211.5
(1) This amount includes transaction and integration costs of $12.5 million and $10.2 million for the three months ended September 30, 2022 and 2021, respectively. This amount further includes start-up costs related to de novo surgical facilities of $0.6 million for the three months ended September 30, 2022.
This amount includes transaction and integration costs of $27.8 million and $24.7 million for the nine months ended September 30, 2022 and 2021, respectively. This amount further includes start-up costs related to de novo surgical facilities of $0.6 million and $6.3 million for the nine months ended September 30, 2022 and 2021, respectively.
(2) This amount includes other litigation costs of $1.5 million and $2.5 million for the three months ended September 30, 2022 and 2021, respectively.
This amount includes other litigation costs of $5.2 million and $4.3 million for the nine months ended September 30, 2022 and 2021, respectively. This amount also includes gain on litigation settlement of $32.8 million for the nine months ended September 30, 2022.
(3) Reflects losses incurred, net of insurance proceeds received at certain surgical facilities that were closed following Hurricane Ida in September 2021 and Hurricane Ian in September 2022.
(4) We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) Represents the impact of grant funds recognized, net of amounts attributable to non-controlling interests.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)

From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP financial measures as presented in the consolidated financial statements.
The following table reconciles net income as reflected in the consolidated statements of operations to adjusted net loss attributable to common stockholders used to calculate adjusted net loss per share attributable to common stockholders:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Consolidated Statements of Operations Data:
Net income	$5.6	$8.2	$63.7	$27.8
Plus (minus):
Net income attributable to non-controlling interests	(30.6)	(31.1)	(94.9)	(98.6)
Amounts attributable to participating securities	—	—	—	(10.3)
Equity-based compensation expense	5.0	4.1	13.0	13.4
Transaction, integration and acquisition costs	13.1	10.2	28.4	31.0
Loss on disposals and deconsolidations, net	2.2	1.9	3.2	2.0
Litigation settlement and other litigation costs	1.5	2.5	(27.6)	4.3
(Gain) loss on debt extinguishment	—	(0.5)	—	9.1
Hurricane-related impacts	1.1	0.5	1.1	0.5
Adjusted net loss attributable to common stockholders	$(2.1)	$(4.2)	$(13.1)	$(20.8)

Adjusted net loss per share attributable to common stockholders
Basic	$(0.02)	$(0.05)	$(0.15)	$(0.30)
Diluted (1)	$(0.02)	$(0.05)	$(0.15)	$(0.30)
Weighted average common shares outstanding
Basic	88,907	80,726	88,604	68,350
Diluted (1)	88,907	80,726	88,604	68,350
(1) The impact of potentially dilutive securities for all periods was not considered because the effect would be anti-dilutive.

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com